EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Loudcloud, Inc. for the registration of 2,046,385 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2002 (except for the last four paragraphs of Note 13, as to which the date is June 14, 2002), with respect to the consolidated financial statements and schedule of Loudcloud, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 2002, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Jose, California
June 20, 2002